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                                                                     Exhibit 2.3


                                                                EXECUTED VERSION








                               PURCHASE AGREEMENT



                                     between


                            THERMO VISION CORPORATION

                                       and

             THE SHAREHOLDERS AND OPTIONHOLDERS OF ORIEL CORPORATION
                               AS SET FORTH HEREIN


                          Dated as of February 7, 1996



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                               PURCHASE AGREEMENT

     This purchase agreement ("Agreement") is made as of February 7, 1996 by and between Thermo Vision Corporation, a Delaware corporation ("Buyer") and the individuals and entities set forth on the signature pages hereof (the "Sellers").

                                    RECITALS

     Sellers collectively own (a) 3,315,643 shares (the "Shares") of the common stock, par value $.01 per share, of Oriel Corporation, a Delaware corporation (the "Company"), which constitute all of the issued and outstanding shares of common stock of Company and (b) options (the "Options") to purchase up to 358,000 shares of such common stock (the Sellers holding Options are sometimes referred to herein as the "Optionholders"). Sellers owning Shares desire to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement. Sellers holding Options desire that such Options be canceled in exchange for the consideration and on the terms set forth in this Agreement.


                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Acquired Companies"-- the Company and its Subsidiaries, collectively.

     "Adjustment Amount"-- as defined in Section 2.5.

     "Andor"-- Andor Technology Limited, a limited liability corporation organized under the laws of Northern Ireland, of which the Company owns 51.25% of the outstanding capital stock.

     "Applicable Contract"-- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by any Acquired Company is or may become bound.

     "Attorneys"-- as defined in Section 11.10.

     "Balance Sheet"-- as defined in Section 3.4.

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     "Best Efforts"-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that a Person required to use his Best Efforts under this Agreement will not be required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Breach"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Buyer"-- as defined in the first paragraph of this Agreement.

     "CERCLA"-- the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended.

     "Closing"-- as defined in Section 2.3.

     "Closing Date"-- the date and time as of which the Closing actually takes place.

     "Code"-- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Company"-- as defined in the second paragraph of this Agreement.

     "Consent"-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions"-- all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Shares by Sellers to Buyer and the purchase of the Shares by Buyer from Sellers;

          (b) the cancellation of the Options in exchange for the receipt of the consideration set forth on ANNEX C hereto;

          (c) the execution, delivery, and performance of the Sellers' Releases and the Escrow Agreement; and

          (d) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.



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     "Contract"-- any agreement, contract, obligation, promise, or undertaking
(whether written or oral and whether express or implied) that is legally binding.

     "Damages"-- as defined in Section 10.2.

     "Disclosure Letter"-- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement and attached hereto as ANNEX A, which ANNEX A is incorporated herein by this reference as if set forth in its entirety herein.

     "Encumbrance"-- any charge, claim, community property interest, condition, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment"-- soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health and Safety Liabilities"-- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law, Occupational Safety and Health Law, a contract or other obligation relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law; or

          (d) any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" shall have the meaning given such terms in CERCLA.

          "Environmental Law"-- Legal Requirements relating to any environmental matters or conditions.



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     "ERISA"-- the Employee Retirement Income Security Act of 1974 or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrow Agreement"-- as defined in Section 2.4.

     "Facilities"-- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company (or any predecessor Person) and any buildings, plants, structures, or equipment currently or formerly owned, leased, or operated by any Acquired Company (or any predecessor Person).

     "GAAP"-- United States generally accepted accounting principles (or, in the case of the financial statements of Andor, United Kingdom generally accepted accounting principles), in each case, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

     "Governmental Authorization"-- any consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body"-- any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government; or

          (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial (including court), legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Activity"-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

     "Hazardous Materials"-- any substance that is, as of the Closing Date, listed, deemed, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

     "HSR Act"-- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Indemnified Persons"-- as defined in Section 10.2.



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     "Intellectual Property Assets"-- as defined in Section 3.22.

     "Interim Balance Sheet"-- as defined in Section 3.4.

     "IRS"-- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge"-- a Person (that is an individual) will be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

     "Legal Requirement"-- any federal, state, local, municipal, foreign or international law, ordinance, regulation, statute, or treaty, including common law.

     "Occupational Safety and Health Law"-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     "Order"-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business"-- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), is not required to be specifically authorized by the parent company (if any) of such Person, and does not require any other separate or special authorization of any nature.

     "Organizational Documents"-- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Person"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.



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     "Plan"-- as defined in Section 3.13.

     "Proceeding"-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person"-- as applied to any Person means any other Person directly or indirectly controlling, controlled by or under common control with that Person.

     "Release"-- as defined in CERCLA.

     "Representative"-- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act"-- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Sellers"-- as defined in the first paragraph of this Agreement.

     "Sellers' Proportion" -- shall mean, as to each Seller, the respective decimal amounts set forth opposite each Seller's name on ANNEX C under the heading "Seller's Proportion".

     "Sellers' Releases"-- as defined in Section 2.4.

     "Shares"-- as defined in the second paragraph of this Agreement.

     "Subsidiary"-- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company. For all purposes of this Agreement, Andor shall be considered to be a Subsidiary of the Company.

     "Tax"-- any tax (including without limitation any income, capital gains, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental (including without limitation taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including any fine, interest, penalty, or addition thereto, whether disputed or not), imposed, assessed, or



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collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax.

     "Tax Return"-- any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

     "Threat of Release"-- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened"-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstance exists that would lead a Person to conclude that such a claim, Proceeding, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND TRANSFER OF SHARES; CLOSING

     2.1 SHARES AND OPTIONS. Subject to the terms and conditions of this Agreement, at the Closing, (a) the Shareholders will sell and transfer to Buyer, and Buyer will purchase from the Shareholders, the Shares, and (b) the Options will be canceled and exchanged for the right to receive the consideration set forth under the caption "Option Spread" opposite each Optionholder's name on ANNEX C hereto.

     2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares and shares subject to the Options will be $11,779,000 (disbursed as set forth below). After the Closing Date, the Purchase Price shall be adjusted as set forth in Sections 2.5 and 2.6.

     2.3 CLOSING. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Thermo Electron Corporation at 81 Wyman Street, Waltham, Massachusetts at 10:00 a.m. (local time) on the date hereof, or at such other time and place as the parties may mutually agree.

     2.4  CLOSING OBLIGATIONS. At the Closing:

          (a)  Sellers will deliver to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

               (ii) releases in the form of ANNEX B executed by Sellers (collectively, "Sellers' Releases"); and

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               (iii) if the Closing occurs on a date other than the actual date of execution hereof, a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date (Sellers' execution of this Agreement constituing their representation that the same are accurate in all respects as of the date of actual execution hereof); and

          (b)  Buyer will deliver to Sellers:

               (i) the amount or the aggregate amount set forth opposite each Seller's name on ANNEX C hereto under the heading "Distributable to Seller on Closing Date" (minus, in the case of the Optionholders, applicable withholding taxes), paid by means of bank cashier's or certified check or by wire transfer to the accounts specified in such ANNEX C (it being understood that (A) Buyer will wire to an account designated by DeMuth, Folger & Terhune the aggregate payment to be made to all Sellers who are entitled to receive less than $100,000 on the Closing Date, and DeMuth, Folger & Terhune shall, as soon as reasonably practicable, distribute checks to each such Seller in the amount such Seller is entitled to receive and (B) payments to Sellers which are subject to deduction of withholding and employment taxes shall be paid as promptly as practicable following the Closing);

               (ii) the sum of $1,177,900 to the escrow agent referred to in
          Section 2.4(c) by bank cashier's or certified check or by wire transfer; and

               (iii) if the Closing occurs on a date other than the date hereof, a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date.

     It is further understood and agreed that, from the full Purchase Price payable by Buyer at the Closing, there shall be deducted the aggregate amount set forth on ANNEX C under the heading "Option Price Payable", which amount represents the exercise price which would have been payable by each Optionholder if each such Optionholder had exercised his or her Options. Such deduction shall be reflected in the Closing Net Worth Statement in the manner set forth in
Section 2.6. In addition, an aggregate of $250,000 of the Purchase Price shall be placed in escrow and held in an account designated by DeMuth, Folger & Terhune (and subject to its exclusive control) for purposes of adjusting the Closing Net Worth Statement to reflect certain expenses of the transactions contemplated hereby.

          (c) Buyer and Sellers will enter into an escrow agreement in the form of ANNEX D (the "Escrow Agreement") attached hereto.

     2.5 ADJUSTMENT AMOUNT. The Adjustment Amount (which may be a positive or negative number) will be equal to the amount by which (a) the consolidated net worth of the



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Acquired Companies as of the Closing Date determined in accordance with GAAP
(and pursuant to the procedures set forth in Section 2.6) is less than or exceeds (b) $7,736,905.

     2.6  ADJUSTMENT PROCEDURE.

          (a) Buyer will prepare, within thirty days following the Closing Date, a statement of the consolidated net worth ("Closing Net Worth Statement") of the Acquired Companies as of January 31, 1996, and shall deliver such statement to the Attorneys. For purposes of this Agreement, "consolidated net worth" shall mean the difference between the Acquired Companies' assets and their liabilities, determined in accordance with GAAP (provided, however, that (i) the aggregate amount set forth in ANNEX C under the heading "Option Price Payable" shall be deemed to be an asset of the Acquired Companies on the Closing Net Worth Statement and (ii) the fees, expenses and bonuses payable by the Company pursuant to Section 11.1 hereof shall be reflected as liabilities on the Closing Net Worth Statement. If within fifteen days following delivery of the Closing Net Worth Statement, the Attorneys have not given Buyer notice of their objection to the Closing Net Worth Statement (such notice must contain a statement of the basis of such Seller's objection), then the consolidated net worth reflected in the Closing Net Worth Statement will be used in computing the Adjustment Amount. If the Attorneys give such notice of objection, then the issues in dispute will be submitted to an audit partner, experienced in auditing companies in a businesses similar to that of the Acquired Companies, in an office of Deloitte & Touche, certified public accountants, located in New York, Massachusetts or Connecticut (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) all parties will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and (iii) Buyer and the Sellers (as a group) will each bear 50% of the fees of the Accountants for such determination.

          (b) On the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price is greater than the aggregate of the payments made pursuant to Section 2.4(b), Buyer will pay the difference to Sellers, and if the Purchase Price is less than such aggregate amount, Sellers will, severally according to their respective Sellers' Proportions, and not jointly, pay the difference to Buyer. All payments will be made together with interest at the prime rate as reported from time to time in the WALL STREET JOURNAL compounded daily beginning on the Closing Date and ending on the date of payment. Payments shall be made in immediately available funds. Payments to Sellers shall be made in the manner and will be allocated in the proportions set forth on ANNEX C. Payments to Buyer must be made by wire transfer to such bank account as Buyer shall specify. It is understood and agreed by all parties hereto that any payments to

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     Buyer pursuant to this Section 2.6 shall not be made with funds escrowed pursuant to the Escrow Agreement.

     2.7 MATTERS REGARDING OPTIONS. Each Optionholder, by his or her execution and delivery of this Agreement, consents to the cancellation of his or her Options in exchange for the consideration contemplated herein, and acknowledges and agrees that, from and after the date hereof, all documents and agreements granting or otherwise relating to such Options shall be null and void and of no further force and effect.

     2.8 EMPLOYEE BENEFITS. Buyer currently intends to maintain all material Plans (as defined in Section 3.13) of the Acquired Companies without significant modification after the Closing. Notwithstanding the foregoing, Buyer expressly reserves the right to modify or terminate any Plan at any time or from time to time after the Closing. Except as may be otherwise required by Legal Requirements, Buyer will give employees of the Acquired Companies credit for service to the Acquired Companies prior to the Closing Date when such employees become eligible for participation in any of the Buyer's benefit plans which have vesting or length of service requirements.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, severally in proportion to such Seller's respective Sellers' Proportion, and not jointly, represents and warrants to Buyer as follows:

     3.1  ORGANIZATION AND GOOD STANDING.

          (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the results of operations or the financial condition of any of the Acquired Companies.

          (b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.



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     3.2  AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Upon the execution and delivery by such Seller of the Escrow Agreement and its Seller's Release, (together, the "Seller's Closing Documents"), such Seller's Closing Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. Such Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and such Seller's Closing Documents and to perform such Seller's obligations under this Agreement and such Seller's Closing Documents.

          (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or such Seller, or any of the assets owned or used by any Acquired Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that is necessary for the business of, or any of the assets owned or used by, any Acquired Company;

               (iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;



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               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company; or

               (vii) entitle any employee or other person to severance or other payments by an Acquired Company or create any other obligation to an employee, including any increase in benefits.


     Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


     3.3 CAPITALIZATION. The authorized equity securities of the Company consists of 5,000,000 shares of common stock, par value $.01 per share, of which 3,315,643 shares are issued and outstanding and constitute the Shares. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares set forth opposite his, her or its name on ANNEX C hereto, free and clear of all Encumbrances. The transfer of the Shares to Buyer pursuant to this Agreement will vest in Buyer full title to the Shares, free and clear of all Encumbrances whatsoever, other than any Encumbrances created by Buyer. Except as set forth in Part 3.3 of the Disclosure Letter, with the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Except as set forth in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. All repurchases or redemptions by an Acquired Company of any of its securities were made in compliance with all Legal Requirements. Except as set forth in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, purchase, voting or transfer of any equity securities or other securities of any Acquired Company, including options, warrants, convertible instruments or other rights or obligations. Except as set forth in Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, and no Acquired Company is subject to any obligation, contingent or otherwise, to provide funds to or make any investment in any Person.

     3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) the unaudited consolidated balance sheet of the Acquired Companies as at December 31, 1995 (the "Interim Balance Sheet"), and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flows, for the three-month period then ended; (b) a consolidated balance sheet of the Acquired Companies as at September 30, 1995 (including the notes thereto, the "Balance Sheet"), September 30, 1994 and September 30, 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the fiscal years then ended, together with the reports thereon of Arthur Andersen LLP, independent certified public accountants; (c) the unaudited consolidated balance sheet of Andor as at November 30, 1995 and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flows, for the two-month period then ended and
(d) a consolidated balance sheet of Andor as at September 30, 1995, July 31, 1994 and July 31, 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the fiscal years then ended, together with the reports thereon of Coopers & Lybrand, independent certified public accountants. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows, of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Buyer.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by this section) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facilities or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed in Part
3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). Such subsequently purchased or acquired properties and assets (other than any such properties or assets acquired in the Ordinary Course of Business having a value of less than $10,000) are listed in Part 3.6 of the Disclosure Letter. All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property of any other Person.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Part 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Interim Balance Sheet, the Closing Net Worth Statement or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date and except as set forth on Part 3.8 of the Disclosure Letter, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet, the Closing Net Worth Statement or on the accounting records of the Acquired Companies as of the Closing Date. There is no contest, claim, or right of set-off under any Contract with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     3.9 INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down in accordance with the customary practice of the Acquired Companies to net realizable value in the Interim Balance Sheet or (with respect to inventory acquired after the date of the Interim Balance Sheet) on the accounting records of the Acquired

Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies based upon their customary practice.

     3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether or not absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.11 TAXES. Except as set forth in Part 3.11 of the Disclosure Letter:

          (a) The Acquired Companies have accurately prepared and duly and timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Acquired Companies have been paid when due, other than those being contested in good faith and where adequate reserves (determined in accordance with GAAP) have been established therefor. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim or inquiry with respect to any material amount of Taxes has ever been made by an authority in a jurisdiction where any of the Acquired Companies did not file Tax Returns that it is or may be subject to any Tax by that jurisdiction. There are no liens or other security interests on any of the assets of any of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax. None of the Acquired Companies has ever filed a consolidated return with another company.

          (b) Without limiting the generality of the foregoing, the Acquired Companies have withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with payments to foreign persons, sales and use Tax or value added Tax obligations, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

          (c) None of the Sellers nor any of the Acquired Companies nor any director or officer or employee responsible for Tax matters of any of the Acquired Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Acquired Companies either
     (A) claimed or raised by any authority or (B) as to which any of the Sellers or any of the Acquired Companies or any director or officer or employee responsible for Tax matters of any of the Acquired Companies has Knowledge based upon personal contact with any agent of such authority.

          (d) Part 3.11 of the Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Acquired Companies for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. No deficiencies for any Tax have been asserted against any of the Acquired Companies which have not yet been paid in full.

          (e) The Sellers have delivered to the Buyer true and complete copies of the income, franchise, excise, sales, use, property and employment Tax Returns filed by the Acquired Companies since December 31, 1992, together with all examination reports and statements of deficiencies assessed, proposed in writing to be assessed against, or agreed to by the Acquired Companies.

          (f) All Taxes of the Acquired Companies attributable to Tax periods or portions thereof ending on or prior to the Closing Date, including Taxes that may become payable by the Acquired Companies in future periods in respect of any transactions or sales occurring on or prior to the Closing Date, that have not yet been paid have, in the aggregate, been adequately reflected as a liability on the books of the Acquired Companies in accordance with GAAP.

          (g) None of the Acquired Companies have been or are being currently audited or examined by any governmental authority, nor have any deficiencies for any Tax been asserted against any of the Acquired Companies which have not been paid in full.

          (h) There are no outstanding agreements or waivers extending the statute of limitations applicable to any Taxes or any Tax Return of any of the Acquired Companies for any period.

          (i) None of the Acquired Companies has filed a consent under Code
     Section 341(f) concerning collapsible corporations. None of the Acquired Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Code Section 280G. None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Acquired Companies has been a passive foreign investment company as defined in Code Sections 1291-1297. Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Acquired Companies is a party to any Tax allocation or sharing agreement. None of the Acquired Companies has any liability for any Taxes of any person (other than such Acquired Company) under Treas. Reg. ss. 1.1502-6 (or any similar provision of federal, state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (j) Part 3.11 of the Disclosure Letter sets forth the following information with respect to each of the Acquired Companies as of the most recent practicable date: (a) the tax basis of the Acquired Company in its assets; (B) the basis of the Company in the stock of Andor (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Acquired Company; and (D) the amount of gain or loss deferred for Tax purposes allocable to the Acquired Company arising out of any intercompany transaction.

     3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.13 EMPLOYEE BENEFITS. (a) Part 3.13 of the Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of ERISA), and all compensation plans, agreements or arrangements, including, without limitation, insurance coverage, disability benefits, bonus, deferred compensation, incentive compensation, severance or termination pay, post-retirement compensation, change in control compensation, death benefit, stock purchase, phantom stock, stock appreciation and stock option plans or arrangements and vacation, maintained or contributed to by or on behalf of the Acquired Companies applicable to employees of the Acquired Companies employed in the U.S. (the "Plans"). Each Plan that meets or purports to meet the requirements of Code Section 401(a) (a "Qualified Plan") has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Each of the Plans has been administered in compliance with its terms and the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, and all required contributions to each Plan have been made. The Sellers have heretofore delivered to the Buyer true and complete copies of all of the Plans and, where applicable, related trusts and contracts, including all amendments. No Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of the Acquired Companies by its terms prohibits the amendment or termination of any Plan.

     (b) Except as described in Part 3.13 of the Disclosure Letter, there are no inquiries or investigations by the IRS, the U.S. Department of Labor, no termination proceedings and no actions, suits or claims pending or, to the Knowledge of the Sellers or any Acquired Company, threatened against any Qualified Plan (or against any Acquired Company with respect thereto) or the assets thereof.

     (c) No Acquired Company has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

     (d) No Acquired Company, nor any other person or entity that, together with an Acquired Company, would be treated as a single employer under Code Section 414 (an "ERISA Affiliate") contributes to, has within the past five years had an obligation to contribute to, or is subject to a liability to, a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

     (e) Except as set forth in Part 3.13 of the Disclosure Letter, there are no unfunded obligations under any Plan providing benefits after termination of employment to any employee or former employee of the Business (or to any beneficiary of any such employee or former employee), including, but not limited to, retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

     (f) Except as set forth in Part 3.13 of the Disclosure Letter, no act or omission has occurred and no condition exists with respect to any employee benefit plan maintained by any Acquired Company or any ERISA Affiliate that would subject any Acquired Company to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

     (g) Part 3.13 of the Disclosure Letter lists each: (i) agreement, plan or arrangement under which any person may receive payments from an Acquired Company with respect to any employee of an Acquired Company, that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (ii) agreement or plan binding any Acquired Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.13A FOREIGN EMPLOYEE BENEFITS. Part 3.13A of the Disclosure Letter lists
(a) each retirement plan that is not statutorily required (disregarding for this purpose the United Kingdom statutory requirement for any contracted-out schemes to provide guaranteed minimum pensions under the United Kingdom Pension Schemes Act 1993) that is maintained or contributed to by or on behalf of any Acquired Company located in the U.K. (a "Foreign Retirement Plan") and (b) each welfare benefit plan that is not required by statute or applicable national industry-wide agreement maintained or contributed to by or on behalf of any Acquired Company located in the U.K. (a "U.K. Welfare Plan"). Except as set forth in Part 3.13A of the Disclosure Letter, each such U.K. Retirement Plan and U.K. Welfare Plan (collectively, the "Foreign Plans") is fully funded, has been administered in compliance with its terms and the requirements of all applicable laws and regulations, and all required contributions to each Foreign Plan have been made. The books and records of the Acquired Companies accurately reflect the obligations and liabilities of the Acquired Companies under the Foreign Plans. Sellers have heretofore delivered to Buyer true and complete copies of all of the written Foreign Plans and written summaries of the oral Foreign Plans and, where applicable, related trusts and contracts, including all amendments. There are no inquiries or investigations by any foreign governmental authority, no termination proceedings and no actions, suits or claims (other than claims for benefits) pending or, to the Knowledge of the Sellers or any Acquired Company, threatened against any Foreign Plan (or any Acquired Company with respect thereto) or the assets thereof. Except as set forth in Part 3.13A of the Disclosure Statement, there are no unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee of an Acquired Company (or to any beneficiary of any such employee or former employee), including, but not limited to, retiree health coverage and deferred compensation, but excluding insurance conversion privileges under applicable foreign law. No Foreign Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of the Acquired Companies by its terms prohibits the amendment or termination of any such Foreign Plan. All reports, forms and other documents required to be filed with any governmental authority with respect to each Foreign Plan have been timely filed and are complete and accurate.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

          (a)  Except as set forth in Part 3.14 of the Disclosure Letter:

               (i) each Acquired Company is, and at all times since December 31, 1990 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (iii) no Acquired Company has received, at any time since December 31, 1990 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

               (i) each Acquired Company is, and at all times since December 31, 1990 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified in Part
          3.14 of the Disclosure Letter;

               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any

          Governmental Authorization listed or required to be listed in Part
          3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

               (iii) no Acquired Company has received, at any time since December 31, 1990, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
          Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and own such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     3.15 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

               (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

          (b)  Except as set forth in Part 3.15 of the Disclosure Letter:

               (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

               (ii) to the Knowledge of Sellers, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

          (c)  Except as set forth in Part 3.15 of the Disclosure Letter:

               (i) each Acquired Company is, and at all times since December 31, 1990 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

               (iii) no Acquired Company has received, at any time since December 31, 1990, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b)  amendment to the Organizational Documents of any Acquired
     Company;

          (c) payment or increase by any Acquired Company of any bonuses, salaries, commissions or other compensation to any stockholder, director, officer, or (except in the

     Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

          (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by any Acquired Company of at least $100,000;

          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000;

          (i)  change in the accounting methods used by any Acquired Company;

          (j) material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of the Acquired Companies;

          (k) any Contract or other transaction with a Seller or a Seller's Related Persons;

          (l) indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by an Acquired Company, except those in the Ordinary Course of Business which are individually, and in the aggregate to one group of related parties, less than $50,000 in amount;

          (m) obligation or liability discharged or satisfied by an Acquired Company, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business which are individually, and in the aggregate to one group of related parties, less than $100,000 in amount;

          (n) material reduction in the rate of firm bookings or orders for an Acquired Company's products and services, or any material deterioration in the backlog level of an Acquired Company at the end of each calendar month over the twelve months prior to the execution of this Agreement;

          (o) disclosure of any proprietary information belonging to an Acquired Company, except as required by law or by agreement existing on the date of this Agreement; or

          (p) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS.

          (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies (or, in the case of oral agreements, a complete and accurate description), of:

               (i) each Applicable Contract that involves performance of services or delivery of goods or materials by any Acquired Company of an amount or value reasonably estimated to be in excess of $100,000;


               (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Acquired Company reasonably estimated to be in excess of $100,000;


               (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

               (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property;

               (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

               (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

               (vii) each Applicable Contract containing covenants that in any way purport to restrict any Acquired Company's business activity or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

               (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (ix) each power of attorney that is currently effective and outstanding;

               (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

               (xi) each Applicable Contract for capital expenditures in excess of $100,000;

               (xii) each written guaranty and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

               (xiii) each sales representative, distributorship or other agreement providing for the distribution or marketing of products (i) under which revenue to the Acquired Companies during the year ended September 30, 1995 exceeded $100,000 or (ii) which is not terminable by an Acquired Company which is a party thereto without penalty or breach upon no more than six months prior notice to the other party thereto;

               (xiv) any agreement concluded within the past five years relating to the acquisition or disposition of significant assets, businesses or companies other than in the Ordinary Course of Business (whether by sale of assets, sale of stock, merger or otherwise);

               (xv) any agreement with or commitment to a current or former employee of an Acquired Company, including employment agreements;

               (xvi) any other arrangement under which the consequences of a default or termination would have a material adverse effect on the Acquired Companies, or which gives or could give any other party thereto the right to cause the Contemplated Transactions to be rescinded following consummation; and

               (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          (b) Except as set forth in Part 3.17(b) of the Disclosure Letter, to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

          (d)  Except as set forth in Part 3.17(d) of the Disclosure Letter:

               (i) each Acquired Company is, and at all times since December 31, 1990, has been, in compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

               (ii) each other Person that has any obligation or liability under any Contract under which an Acquired Company has any rights is, and, to the Acquired Companies' Knowledge, at all times since December 31, 1990 has been, in full compliance with all applicable terms and requirements of such Contract;

               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv) no Acquired Company has given to or received from any other Person, at any time since December 31, 1990, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to the Knowledge of Sellers and the Acquired Companies, no such Person has made written demand for such renegotiation.

          (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into by the applicable Acquired Company in the Ordinary Course of Business and, to the Acquired Companies'

     Knowledge, without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     3.18 INSURANCE.

          (a)  Sellers have delivered to Buyer:

               (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the five years preceding the date of this Agreement;

               (ii) true and complete copies of all pending applications for policies of insurance; and

               (iii) any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

          (b)  Part 3.18(b) of the Disclosure Letter describes:

               (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

               (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

               (iii) all obligations of the Acquired Companies to provide coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

          (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five preceding policy years:

               (i)  a summary of the loss experience under each policy;

               (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                    (A)  the name of the claimant;


                    (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                    (C)  the amount and a brief description of the claim; and

               (iii) a statement describing the loss experience for all claims over $100,000 that were self-insured, including the number and aggregate cost of such claims.

          (d)  Except as set forth on Part 3.18(d) of the Disclosure Letter:

               (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or director thereof:

                    (A)  are valid, outstanding, and enforceable;

                    (B) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies;

                    (C) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; and

                    (D) will continue in full force and effect following the consummation of the Contemplated Transactions.

               (ii) No Seller (with regard to any Acquired Company) or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

               (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

     3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:

          (a) Each Acquired Company is, and at all times prior to the date hereof has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Acquired Company has any reasonable basis to expect, nor has any of them or any other Person for whose conduct they are responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has an interest.

          (c) No Seller nor any Acquired Company has any reasonable basis to expect, nor has any of them or any other Person for whose conduct they are responsible, received, any Order, notice, inquiry, warning, citation, summons or directive that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) No Seller nor any Acquired Company, nor any other Person for whose conduct they are held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor) has an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) There are no Hazardous Materials present on or in the Environment at the Facilities (except Hazardous Materials used in the Ordinary Course of Business by the Acquired Companies which are described in the environmental studies which have been delivered to the Buyer) or to the Sellers' knowledge at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller nor any Acquired Company nor any other Person for whose conduct they are responsible, nor to the Knowledge of Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities (except Hazardous Activities related to the use of Hazardous Materials used in the Ordinary Course of Business by the Acquired Companies which are described in the environmental studies which have been delivered to the Buyer) or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in compliance with all applicable Environmental Laws.

          (f) There has been no Release or, to the Knowledge of any of the Sellers or Acquired Companies, Threat of Release, of any Hazardous Materials at, from or by the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, transported, produced, imported, used, or processed at, from or by the Facilities, or at, from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or to the Knowledge of any of the Sellers or Acquired Companies any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

          (g) Sellers have delivered to Buyer true and complete copies and results of any reports, audits, investigations, studies, analyses, tests, or monitoring results possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct they are responsible, with Environmental Laws or Occupational Safety and Health Laws. Part 3.19 of the Disclosure Letter sets forth a list of all current and former contracts, arrangements or agreements between any Acquired Company and (i) any solid and hazardous waste transporters and (ii) any treatment, storage and disposal facilities.

          (h) Without limiting the generality of the foregoing paragraphs of this Section 3.19, none of the Acquired Companies (i) is in violation of any of the following United Kingdom Laws and Regulations: the Clean Air Act 1993; the Control of Pollution Act 1974; the Health and Safety at Work etc. Act 1974; the Water Act 1989; and the Environmental Protection Act 1990; and all statutory instruments, regulations and orders made under each of the foregoing, and (ii) produces or uses any substances, or uses any processes in the manufacture or processing of its products, which are currently proscribed by the United Kingdom Secretary of State for the Environment, the United Kingdom Inspectorate of Pollution, the United Kingdom National Rivers Authority or any United Kingdom local authority under any applicable Environmental Law.

     3.20 EMPLOYEES.

          (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation and date of hire. It also contains a complete and accurate list of all employees terminated by any Acquired Company in the 90-day period immediately prior to the date of this Agreement.

          (b) No former or current employee or current or former director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business. To Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

          (c) Part 3.20 of the Disclosure Letter also contains a complete and list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits, if any.

     3.21 LABOR DISPUTES; COMPLIANCE. Since the respective dates of their incorporation, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since June 30, 1995, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Acquired Companies or their premises, and no application for certification of a collective bargaining agent is pending or to Sellers' and the Acquired Companies' Knowledge is Threatened. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 INTELLECTUAL PROPERTY.

          (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

               (i) the name "Oriel", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

               (ii) all patents and patent applications (collectively, "Patents");

               (iii) all copyrights in both published works and unpublished works that are relevant to the Acquired Companies' businesses (collectively, "Copyrights"); and

               (iv) all know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints which are not publicly available (collectively, "Trade Secrets");

     owned, used, or licensed by any Acquired Company as licensee or licensor.

               (b) Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all agreements relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and common software programs with a value of less than $10,000. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

               (c)  Know-How Necessary for the Business. Except as disclosed in
     Part 3.22 of the Disclosure Letter:

                    (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                    (ii) All employees of each Acquired Company have executed
               written agreements with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. To Sellers' Knowledge, no employee of any Acquired Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

               (d) Patents. Except as disclosed in Part 3.22(d) of the Disclosure Letter:

                    (i) Part 3.22(d) of the Disclosure Letter contains a
               complete and accurate list of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances and other adverse claims.

                    (ii) All of the Patents are currently in compliance with
               formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                    (iii) No Patent has been or is now involved in any
               interference, reissue, reexamination, or opposing proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                    (iv) No Patent is infringed or, to Sellers' and the Acquired
               Companies' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process, know-how or technology used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

               (e) Trademarks. Except as disclosed in Part 3.22(e) of the Disclosure Letter:

                    (i) Part 3.22(e) of the Disclosure Letter contains a
               complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims.

                    (ii) All Marks have been registered with the United States
               Patent and Trademark Office and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

                    (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' and the Acquired Companies' Knowledge, no such action is Threatened with the respect to any of the Marks.

                    (iv) To Sellers' and the Acquired Companies' Knowledge,
               there is no potentially interfering trademark or trademark application of any third party.

                    (v) To Sellers' and the Acquired Companies' Knowledge, no
               Mark is infringed or has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (f) Copyrights. Except as disclosed in Part 3.22(f) of the Disclosure Letter:

                    (i) Part 3.22(f) of the Disclosure Letter contains a
               complete and accurate list of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances and other adverse claims.

                    (ii) All the Copyrights have been registered and are
               currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

                    (iii) No Copyright is infringed or, to Sellers' and the
               Acquired Companies' Knowledge, has been challenged or threatened in any way. None of the subject mater of any of the Copyrights infringes or is alleged to infringe any copyright of any third party.

               (g)  Trade Secrets.

                    (i) The Acquired Companies have taken reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                    (ii) One or more of the Acquired Companies has good title
               and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' and the Acquired Companies' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     3.23 CERTAIN PAYMENTS. No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired

Company or any Affiliate of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     3.24 DISCLOSURE. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.25 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of a Seller or of any Acquired Company owns, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned, of record or as beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of a Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     3.26 BROKERS OR FINDERS. Other than the engagement by the Company of Bowles, Hollowell & Co. (whose fees and expenses shall be borne by the Company to the extent they are accrued as a liability on the Closing Net Worth Statement, and otherwise borne exclusively by the Sellers), Sellers and their agents have incurred no obligation or liability, contingent or otherwise for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.27 RECALLS. There is no basis for the recall, withdrawal, or suspension of any Governmental Authorization with respect to any product or service sold or proposed to be sold by an Acquired Company. None of the products or services of an Acquired Company is subject to any recall proceedings and no such proceedings have been Threatened. Since January 1, 1990, no product or service of an Acquired Company has been recalled due to possible product liability exposure.

     3.28 NO TERMINATION OF RELATIONSHIP. Except as set forth on Part 3.28 of the Disclosure Letter, as of the date hereof, neither the Sellers nor any Acquired Company is aware that any relationship between an Acquired Company and a distributor, customer, supplier, lender, employee or other person may be terminated or adversely affected as a result of the execution of this Agreement or the performance of the Contemplated Transactions.

     3.29 BACKLOG. Part 3.29 of the Disclosure Letter contains (a) an accurate list of all firm purchase orders and commitments for the Company's services and products that make up the Company's backlog as of January 22, 1996, as well as the sum of such backlog, and (b) an accurate list of all firm purchase orders and commitments for Andor's services and products that make up Andor's backlog as of January 23, 1996, as well as the sum of such backlog. All such orders and commitments and any quotations for work which are outstanding at that time contain terms and conditions that are consistent with the past practice of the Acquired Companies over the past year.

     3.30 PRODUCT WARRANTIES. A statement of the current standard product warranty used for each of the products of the Acquired Companies is set forth on
Part 3.30 of the Disclosure Letter. Part 3.30 of the Disclosure Letter also lists and accurately summarizes any and all other product warranties made by or on behalf of the Acquired Companies which deviate materially from the current standard product warranty and which remain in effect on the date hereof, or pursuant to which an Acquired Company has any remaining obligations.

     3.31 [Intentionally Omitted]

     3.32 CUSTOMERS AND SUPPLIERS. To the Company's and Andor's Knowledge, no unfilled customer orders or commitments obligating any Acquired Company to process, manufacture or deliver products or perform services, which orders or commitments are material, individually or in the aggregate, to such Acquired Company will result in a material loss to the business of such Acquired Company upon completion of performance. No purchase orders or commitments of any Acquired Company, which orders or commitments are material, individually or in the aggregate, are materially in excess of normal requirements for such Acquired Company, nor are prices provided therein materially in excess of current market prices for the products or services to be provided thereunder. No material supplier of an Acquired Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products, or services to such Acquired Company and no material customer of such Acquired Company has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products or services from such Acquired Company. Part 3.32 of the Disclosure Letter sets forth a list of (a) each customer that accounted for more than 1% of the revenues of an Acquired Company during the last fiscal year and (b) each supplier that is the sole supplier of any significant product or component to an Acquired Company. Except as set forth on Part 3.32 of the Disclosure Letter, there are no suppliers to an Acquired Company of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under this Agreement.

     4.2  AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations under this Agreement and the Escrow Agreement.

          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (i) any provision of Buyer's Organizational Documents;

               (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

               (iii) any Legal Requirement or Order to which Buyer may be subject; or

               (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.4 BROKERS AND FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.   [Intentionally Omitted]

6.   [Intentionally Omitted]

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate as of the date of this Agreement.

     7.2 SELLERS' PERFORMANCE. All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied. All record and beneficial owners of Shares and all holders of Options shall have executed this Agreement.

     7.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS. Sellers must have caused the following documents to be delivered to Buyer:

          (a) an opinion of Reboul, MacMurray, Hewitt, Maynard, & Kristol, dated the Closing Date, in the form of ANNEX E and an opinion of Levett, Rockwood & Sanders, dated the Closing Date, in the form attached hereto as ANNEX F; and

          (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
     Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5 NO PROCEEDINGS. There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares and the Options.

     7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     7.8 AGREEMENTS REGARDING ANDOR. Buyer and Andor shall have entered into a mutually agreeable letter of intent providing for the repurchase by Andor of a percentage of its common stock held by the Company.

     7.9 PAYMENT OF INDEBTEDNESS OF RELATED PERSONS. Each Seller shall have caused all indebtedness of any Related Person of such Seller to any Acquired Company to be paid in full prior to Closing.

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

     Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate as of the date of this Agreement.

     8.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with.

     8.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

          (a) an opinion of Seth H. Hoogasian, Buyer's General Counsel, dated the Closing Date, in the form of ANNEX G; and

          (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
     Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.   [Intentionally Omitted]

10.  INDEMNIFICATION; REMEDIES

     10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing; PROVIDED, HOWEVER, that the representations and warranties referenced in Section 10.4 shall expire on the respective dates by which notification of claims for indemnification in respect thereof must be given pursuant to such section. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to any such representation, warranty, covenant, or obligation.

     10.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLERS. Each Seller, severally in proportion to its Seller's Proportion, and not jointly, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

          (a) any Breach of any representation or warranty made by such Seller in this Agreement, the Disclosure Letter or any other certificate or document delivered by Sellers pursuant to this Agreement;

          (b) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement;

          (c) any Proceeding involving an Acquired Company resulting from events occurring prior to the Closing;

          (d) any product liability claims relating to any product shipped, manufactured or sold by, or any services provided by, any Acquired Company prior to the Closing Date; or

          (e) any claims by any retired or former employee of an Acquired Company whose employment terminated prior to the Closing;

          (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with a Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          (g) notwithstanding the disclosure set forth in Part 3.19 of the Disclosure Letter, any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by any Acquired Company or by any other Person for whose conduct they are held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by any Acquired Company or by any other Person for whose conduct they are responsible; or

          (h) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or any other Person for whose conduct an Acquired Company is responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date;

PROVIDED, HOWEVER, that in the case of indemnification for Damages incurred by Andor, the Sellers shall only be liable to Andor for 51.25% of the full amount of Damages sustained by Andor.

     10.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Sellers, and will reimburse Sellers, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability for indemnification with respect to (i) any representation or warranty in Section 3, other than those in Sections 3.2(a), 3.3, 3.11, 3.13 and 3.19, and
(ii) paragraphs (c), (d), (e), (f) or (h) of Section 10.2, unless on or before the first anniversary of the Closing Date Sellers are given notice of claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 3.2(a) and 3.3 may be made at any time. A claim with respect to Section 3.19 or paragraph (g) of Section
10.2 must be made on or before the third anniversary of the Closing Date. A claim with respect to Section 3.11 or 3.13 must be made prior to the date which is 90 days following the applicable statute of limitations relating to the liability underlying such claim. If the Closing occurs, Buyer will have no liability for indemnification with respect to any representation or warranty in
Section 4 unless on or before the first anniversary of the Closing Date Buyer is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

     10.5 LIMITATIONS ON AMOUNT - SELLERS. Sellers will have no liability for indemnification with respect to the matters described in Section 10.2 unless the amount of Damages related to any single claim (with all claims arising out of the same or similar circumstances being treated as a single claim) is in excess of $10,000, and until the total of all Damages exceeding such $10,000 threshold exceeds $150,000; PROVIDED, HOWEVER, that (i) after such thresholds are met Sellers shall be liable from the first dollar of Damages, and (ii) the aggregate liability of the Sellers for breaches of representations and warranties (other than representations and warranties contained in Sections 3.2(a) and 3.3) shall be limited to $1,177,900 (which amount is being placed in escrow pursuant to the Escrow Agreement). The liability of each Seller for breaches of representations and warranties contained in Section 3.2(a) and 3.3 shall be limited to the adjusted Purchase Price received by such Seller.

     10.6 LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability for indemnification with respect to the matters described in Section 10.3 unless the amount of Damages related to any single claim (with all claims arising out of the same or similar circumstances being treated as a single claim) is in excess of $10,000, and until the total of all Damages exceeding such $10,000 threshold exceeds $150,000; PROVIDED, HOWEVER, that (i) after such thresholds are met Buyer shall be liable from the first dollar of Damages, and (ii) the aggregate liability of Buyer for breaches of representations and warranties (other than breaches of representations and warranties contained in Sections 4.1 and 4.2) shall be limited to $1,175,000.

     10.7 PROCEDURES FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

          (a) Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such

     Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. In the case of the Sellers, notice to the Attorneys shall constitute notice to all Sellers.

          (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. In the case of indemnification of Sellers, in no event shall Buyer be liable for the costs and expenses of more than one counsel per Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if a customer or a supplier of an Acquired Company asserts that the Buyer is liable to such customer or supplier for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Section 10 and the Buyer reasonably determines that it has a valid business reason to fulfill such obligations, then (i) the Buyer shall be entitled to satisfy such obligation without prior notice to or consent from the Sellers, (ii) the Buyer may make a claim for indemnification pursuant to this Section 10 and
     (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section

     10, for any such Damages for which it is entitled to indemnification pursuant to the provisions of this Section 10; PROVIDED, HOWEVER, that if the Buyer makes a claim for indemnification in accordance with this sentence the Sellers shall not be deemed to have waived any defense to such claim by the Buyer, notwithstanding the Buyer's prior satisfaction of the obligation for which indemnification is sought, and it shall not be a defense to the Buyer's claim for indemnification that the Buyer has satisfied the obligation for which indemnification is sought.

          (c) Notwithstanding the foregoing, if a Proceeding involves Taxes or if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.8 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, subject to the time and other limitations set forth in this Article 10.

11.  GENERAL PROVISIONS

     11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Company will pay all amounts payable (a) to Bowles, Hollowell & Co. and to the Sellers' and the Acquired Companies' counsel and accountants in connection with this Agreement and the Contemplated Transactions and (b) to certain officers and employees of the Company pursuant to closing bonuses designated by DeMuth, Folger & Terhune, PROVIDED, HOWEVER, that the Company shall only be obligated to pay such fees, expenses and bonuses to the extent that they are reflected on the Closing Net Worth Statement, with appropriate documentation relating to such fees and expenses delivered to Buyer.

     11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Sellers, Buyer and Acquired Companies, and their respective Related Persons, to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not (to such party's Knowledge) bound by a duty of confidentiality or such information become publicly available through no fault of such party, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     Sellers acknowledge and agree that (i) they have obtained and may in the future obtain confidential and proprietary information about an Acquired Company including, but not limited to, business plans, strategies, customer lists, and financial and statistical information and (ii) they will not, and will cause their Related Persons not to, disclose, directly or indirectly, such information or use it for any purpose other than for such Acquired Company's benefit. The obligations of confidentiality in this paragraph shall not apply to any information which (A) is or becomes generally available to the public other than as a breach of this Agreement by a party having a legal right to make such disclosure (e.g., other than employees, auditors and other); or (B) is required to be disclosed in compliance with applicable law or legal process.

     11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when actually received or if earlier, one day after deposit with a nationally recognized overnight delivery service, charges prepaid, or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers a party may designate by notice to the other parties):

     If to a Seller, to the Attorneys in care of:

                  DeMuth, Folger & Terhune
                  Glenpointe Center East, 5th Floor
                  300 Frank W. Burr Boulevard
                  Teaneck, New Jersey  07666
                  Attention:  Thomas W. Folger
                  Telecopy No.  (201) 836-5666



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

     with a copy to:

                  Reboul MacMurray Hewitt Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York  10111
                  Attention:  John Maynard, Esq.
                  Telecopy No.  (212) 841-5725

     If to the Buyer, to:

                  Thermo Vision Corporation
                  27 Forge Parkway
                  Franklin, Massachusetts  02038
                  Attention:  President
                  Telecopy No.  (508) 520-1732

     with a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254-9046
                  Attention:  General Counsel
                  Telecopy No.  (617) 622-1283

     11.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, County of Suffolk or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by

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applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between Buyer and Sellers dated October 17, 1995, as amended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9 ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.10 ACTION BY SELLERS; APPOINTMENT OF AGENT. By his, her or its execution of this Agreement, each of the Sellers hereby constitutes and appoints Thomas W. Folger and Donald D. DeMuth (the "Attorneys") as his, her or its true and lawful attorney-in-fact, with full power of substitution, and with power to act in his, her or its name and behalf, on all matters pertaining to this Agreement, or any instrument, certificate or other document to be executed and delivered pursuant hereto or thereto, and hereby authorizes the Attorneys to execute and deliver such agreements, instruments, certificates and other documents, including, without limitation, amendments to this Agreement, and to take such other action as the Attorneys may deem necessary, desirable, advisable or convenient. The power-of-attorney granted hereby, being coupled with an interest, is irrevocable, shall survive the death, insanity, incapacity, dissolution, liquidation or other winding-up of any Seller, may be exercised by the Attorneys on behalf of all of the Sellers, and shall survive the delivery of an assignment by a Seller of the whole or any portion of his, her or its interest in the Company.

     11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

     11.15 RELIEF. In the event of a breach of the provisions of this Agreement by a Seller, in addition to any other rights and remedies that Buyer may have under law or in equity, Buyer shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

     11.16 CERTAIN ENVIRONMENTAL MATTERS. Buyer will provide the Attorneys with copies of all reports, applications and other documents pertaining to the premises occupied by the Company in Stratford, Connecticut filed with the Connecticut Department of Environmental Protection (the "DEP"), and will provide the Attorneys and their advisors a period of not less than twenty days to review and comment on such documents prior to any filing. In connection with any such review, the Attorneys shall have the right to hire environmental consultants and to have the reasonable fees and expenses of such consultants paid from funds held pursuant to the Escrow Agreement, up to a maximum of $10,000. With respect to those environmental matters disclosed to the DEP on the Form III and the Environmental Condition Assessment Form to be submitted therewith, Buyer and Oriel shall only be entitled to recover Damages for remediation actually required as a result of such filing pursuant to a remediation plan approved by the DEP. In addition, Buyer will use, and will cause Oriel to use, its commercial best efforts to minimize the scope of and any expenses of remediation of such premises for which Sellers would be liable pursuant to this Agreement.

     11.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         BUYER:

                                         THERMO VISION CORPORATION


                                         By: /s/ Kristine A. Langdon
                                            ------------------------------------
                                            Name: Kristine A. Langdon
                                            Title: President

                                         SELLERS:

                                         DEMUTH, FOLGER & TERHUNE

                                         By: DFT Partners, its General Partner


                                           /s/  Thomas W. Folger
                                         ---------------------------------------
                                         General Partner


                                         THE SCOTTISH INVESTMENT
                                         TRUST PLC


                                         By: /s/ M. Harding
                                            ------------------------------------
                                            Name: M. Harding
                                            Title: Secretary


                                         TURLOCK CORPORATION N.V.

                                         By: /s/  Mohammed Younes
                                            ------------------------------------
                                            Name: Mohammed Younes
                                            Title: Director, Turlock Group

                                         LEVY FAMILY TRUST


                                         By: /s/ Kenneth Levy
                                            ------------------------------------
                                            Name: Kenneth Levy
                                            Title: Trustee


                                         /s/  Thomas A. Rosse
                                         ---------------------------------------
                                         Thomas A. Rosse


                                         /s/ Robert F. Goldhammer
                                         ---------------------------------------
                                         Robert F. Goldhammer


                                         /s/ Mohammed S. Younes
                                         ---------------------------------------
                                         Mohammed S. Younes


                                         /s/ Allen J. Smith
                                         ---------------------------------------
                                         Allen J. Smith


                                         /s/  William J. Malin
                                         ---------------------------------------
                                         William J. Malin


                                         /s/ Eugene S. Arthurs
                                         ---------------------------------------
                                         Eugene G. Arthurs


                                         /s/  Nicky Botticelli
                                         ---------------------------------------
                                         Nicky Botticelli


                                         /s/  William N. Brown
                                         ---------------------------------------
                                         William N. Brown, Sr.


                                         /s/  John H. G. Knight
                                         ---------------------------------------
                                         John H. G. Knight

                                         /s/  Domenic Assalone
                                         ---------------------------------------
                                         Domenic Assalone


                                         /s/ David Beaubien
                                         ---------------------------------------
                                         David Beaubien


                                         /s/ John C. Donohue
                                         ---------------------------------------
                                         John Donohue


                                         /s/  Zbigniew Drozdowicz
                                         ---------------------------------------
                                         Zbigniew Drozdowicz


                                         /s/ Nancy Fernandes
                                         ---------------------------------------
                                         Nancy Fernandes


                                         /s/   Michael Galbicsek
                                         ---------------------------------------
                                         Michael Galbicsek


                                         /s/ David L. Gordon
                                         ---------------------------------------
                                         David Gordon


                                         /s/  Joseph Guerra
                                         ---------------------------------------
                                         Joseph Guerra


                                         /s/  Paul Heidemann
                                         ---------------------------------------
                                         Paul Heidemann


                                         /s/  Benjamin Slootskin
                                         ---------------------------------------
                                         Benjamin Slootskin


                                         /s/  Devaunshi Sampat
                                         ---------------------------------------
                                         Devaunshi Sampat

                                         /s/ Iain Drummund
                                         ---------------------------------------
                                         Iain Drummund


                                         /s/  George Buzel
                                         ---------------------------------------
                                         George Buzel


                                         /s/  Eugene Marino
                                         ---------------------------------------
                                         Eugene Marino


                                         /s/  David M. Reiber
                                         ---------------------------------------
                                         David M. Reiber